Exhibit 4.10

10/2/07

PROSPECTUS

THIS PROSPECTUS COVERS SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

ZYNEX MEDICAL HOLDINGS, INC.

2005 STOCK OPTION PLAN

Common Stock
($.001 Par Value)

This Prospectus covers shares of common stock (“Common Stock”) of Zynex Medical Holdings, Inc., a Nevada corporation (the “Company”), which may be issued upon the exercise of stock options granted under the Zynex Medical Holdings, Inc. 2005 Stock Option Plan, as amended (the “Plan”).  Each option is subject to the terms and conditions in the Plan and in the stock option agreement between the Company and each participant who receives an option.

____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________

ZYNEX MEDICAL HOLDINGS, INC.

8100 Southpark Way, Suite A-9

Littleton, Colorado 80120

(303) 703-4906

The date of this Prospectus is December 10, 2007.

The Company files reports, proxy and information statements, and other information under the Securities Exchange Act of 1934 with the Securities and Exchange Commission (“Commission”).  Such reports, proxy and information statements, and other information may be inspected or copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company. The Company's Common Stock is traded on the OTC Bulletin Board under the symbol “ZYNX.”

The Company is furnishing with this Prospectus or has previously furnished its most recent Annual Report to Stockholders or Annual Report on Form 10-KSB with audited financial statements.  A copy of that Annual Report also is available, without charge, from the Company upon written request.

The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon oral or written request, a copy of any or all of the documents incorporated herein by reference (see Page 13 of the Prospectus), other than exhibits to those documents, and copies of all reports and other communications distributed to its security holders generally. Requests should be addressed to Corporate Secretary, Zynex Medical Holdings, Inc., 8022 Southpark Circle, Suite 100, Littleton, Colorado 80120; telephone:  (303) 703-4906.

TABLE OF CONTENTS

2005 STOCK OPTION PLAN	4
General Information	4
Eligibility	4
Administration and Amendment of the Plan	5
Stock Options	6
Vesting	7
Exercise of Options	7
Adjustments to Options	8
Transfer of Options	8
Effect of Termination of Employment of Participant	8
Cancellation of Option	9
Other Conditions; Registration	10
Withholding	11
[Federal Tax Consequences	11
Termination of the Plan	13
General	13
Restrictions on Resales of Securities	13
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	13
DESCRIPTION OF CAPITAL STOCK	14
Common Shares	14
Preferred Shares	14
Transfer Agent	15
EXPERTS	15

ZYNEX MEDICAL HOLDINGS, INC.

2005 STOCK OPTION PLAN

  General Information

On January 3, 2005 the Board of Directors of Zynex Medical Holdings, Inc. (the “Company”) adopted the Company’s 2005 Stock Option Plan (the “Plan”), and the Plan was approved by written consent of the holder of a majority of the Company’s outstanding Common Stock on December 30, 2005.

The purpose of the Plan is to provide participants with an increased economic and proprietary interest in the Company and its subsidiary in order to encourage those participants to contribute to the success and progress of the Company and its subsidiary.

Options granted under the Plan (each, an “Option”) provide the holder a right to buy Common Stock of the Company at the fair market value of the Common Stock on the date of grant of the Option.  The fair market value of the Common Stock at any future time cannot be predicted.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

The following summary of the terms of the Plan and the form of stock option agreement under the Plan does not purport to be complete and is qualified in its entirety by reference to all of the terms and conditions of the Plan and the form of stock option agreement.  Copies of the Plan and the Company’s current form of stock option agreement are available from the Company and have been filed as exhibits to a registration statement registering the shares which may be issued upon the exercise of options under the Plan.  Additional information about the Plan and its administration may be obtained by contacting Corporate Secretary, Zynex Medical Holdings, Inc., 8100 Southpark Way, Suite A-9, Littleton, Colorado 80120; telephone:  (303) 703-4906.

  Eligibility

Options may only be granted to officers, directors, independent contractors, consultants, employees and prospective employees of the Company and its subsidiary as selected by the Board of Directors (each, a “Participant”).

  Administration and Amendment of the Plan

The Plan will be administered by the Administrator who is the Company's President and Chief Executive Officer. Subject to the express provisions of the Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the administration of the Plan, including, without limitation: (a) to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined; (b) to determine which persons are Participants and to which of such Participants, if any, an Option will be granted and the timing of any such Option grants; (c) to determine the number of shares of Common Stock subject to an Option and the exercise or purchase price of such shares; (d) to establish and verify the extent of satisfaction of any conditions to exercisability applicable to an Option; (e) to waive conditions to and/or accelerate exercisability of an Option, either automatically upon the occurrence of specified events (including in connection with a change of control of the Company) or otherwise in his discretion; (f) to prescribe and amend the terms of Option grants made under the Plan (which need not be identical); (g) to determine whether, and the extent to which, adjustments are required pursuant to the Plan; and (h) to interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Option granted, and to make exceptions to any such provisions in good faith and for the benefit of the Company.

All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Option granted, will be final and binding on all Participants and optionholders.  The Administrator will consider such factors as he deems relevant, in his sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as the Administrator may select.

The Administrator may, from time to time, delegate some of the responsibilities with respect to the administration of the Plan to such persons as he may designate in his sole discretion but may not delegate authority to grant options to a person who is not a member of the Board of Directors.

The interpretation and construction of any provision of the Plan by the Board of Directors will be final and conclusive.  The Board of Directors may periodically adopt rules and regulations for carrying out the Plan, and amend the Plan as desired, without further action by the Company’s stockholders except to the extent required by applicable law.  Any amendment to the Plan will not affect the rights and obligations of the Participants and the Company arising under Options previously granted and then in effect.  Notwithstanding the foregoing, and subject to adjustment, the Plan may not be amended to increase the number of shares of Common Stock authorized for issuance, unless approved by the Company's stockholders.

The Company’s Board of Directors serves until the next annual meeting of shareholders or until successors are elected and qualified.  The President and Chief Executive Officer, who is the Administrator, serves at the pleasure of the Board of Directors.

  Stock Options

Options will be incentive stock options or nonqualified (non-statutory) stock options as determined by the Administrator or the Board.  An incentive stock option is an option which qualifies for certain favorable federal income tax treatment under the Internal Revenue Code of 1986 (the “Code”).  A nonqualified stock option is one not intended to qualify as an incentive stock option under the Code.  See “Federal Tax Consequences.”  Incentive stock options may only be granted to employees.  If the aggregate fair market value (determined as of the date an option is granted) of the Common Stock with respect to which any incentive stock options are exercisable for the first time during a calendar year (under all incentive stock option plans of the Company) would exceed $100,000, options in excess of this amount will be nonqualified stock options in accordance with the Code.

Options may be granted at any time and from time to time prior to the termination of the Plan.  No Participant will have any rights as a stockholder with respect to any shares of stock subject to Options until such shares have been issued. Each Option will be evidenced by a written stock option agreement and/or such other written arrangements as may be approved from time to time by the Administrator.  Options granted pursuant to the Plan need not be identical, but each Option must contain and be subject to the following terms and conditions:

(a)           The purchase price under each Option will be established by the Administrator. In no event will the option price be less than the fair market value of the stock on the date of grant unless such Options are granted in substitution of options granted by a new employee's previous employer or the optionee pays or foregoes compensation in the amount of any discount. The price may be paid in cash or any alternative means acceptable to the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an Option and, to the extent permitted by applicable law, the acceptance of a promissory note secured by the number of shares of Common Stock then issuable upon exercise of the Options.

(b)           Unless the Administrator provides otherwise, each Option granted must expire within a period not more that ten (10) years from the date of grant.

(c)           Other terms and conditions stated in the Plan, including (but not limited to) the cancellation of Options at any time by the Administrator as described below and termination of Options after the termination of employment as described below.

The stock subject to Options authorized to be granted under the Plan consists of three million (3,000,000) shares of the Company’s Common Stock, or the number and kind of shares of stock or other securities which will be substituted or adjusted for such shares as provided in the Plan.  The shares to be delivered upon exercise of Options granted under the Plan will be made available, at the discretion of the Board of Directors, from the authorized unissued shares or treasury shares of common stock.

  Vesting

The Board of Directors or Administrator may provide for vesting of Options under the Plan.  Under the current form of stock option agreement, an Option vests, subject to continued employment or service with the Company or its subsidiaries, on the following schedule:

Date on or After Which Option is Vested and Exercisable	Portion of Total Option Which is Vested and Exercisable
One year from Vesting Base Date	25%
Two years from Vesting Base Date	50%
Three years from Vesting Base Date	75%
Four years from Vesting Base Date	100%

  Exercise of Options

Under the current form of stock option agreement, a Participant may exercise an option by giving written notice to the Company (in form and substance satisfactory to the Company).  The written notice must state the election to exercise the option and the number of shares for which the Participant is exercising the Option.  The written notice of exercise must be accompanied by full payment of the exercise price for the number of shares being purchased plus the withholding taxes.

  Adjustments to Options

In the event that the number of shares of Common Stock of the Company will be increased or decreased through recapitalization, reclassification, combination of shares, stock splits, reverse stock splits, spin-offs, or the payment of a stock dividend, (other than regular, quarterly cash dividends) or otherwise, then each share of Common Stock of the Company which has been authorized for issuance under the Plan, whether such share is then currently subject to or may become subject to an Option under the Plan, may be proportionately adjusted to reflect such increase or decrease, unless the terms of the transaction provide otherwise. Outstanding Options may also be amended as to price and other terms if necessary to reflect the foregoing events.

In the event there will be any other change in the number or kind of outstanding shares of Common Stock of the Company, or any stock or other securities into which such Common Stock will have been changed, or for which it will have been exchanged, whether by reason of merger, consolidation or otherwise, the Administrator will, in his sole discretion, determine the appropriate adjustment, if any, to be effected.  In addition, in the event of such change described in this paragraph, the Administrator may accelerate the time or times at which any Option may be exercised within a time prescribed by the Administrator in his sole discretion.

No right to purchase fractional shares will result from any adjustment in Options.  In case of any adjustment, the shares subject to the Option will be rounded down to the nearest whole share.  Notice of any adjustment will be given by the Company to each Participant and such adjustment (whether or not notice is given) will be effective and binding for all purposes of the Plan.

  Transfer of Options

Unless the Administrator specifies otherwise, Participants may not transfer options, other than by will or the laws of descent and distribution.

Any such transfer of an incentive stock option will result in the conversion of the option to a nonqualified stock option.

  Effect of Termination of Employment of Participant

Unless the Administrator specifies otherwise, upon termination of the Participant’s employment, his or her rights to exercise an Option then held will be only as follows:

(1)           Death.  Upon the death of a Participant while in the employ of the Company, all of the Participant's Options then held will be exercisable by his or her estate, heir or beneficiary at any time during the twelve (12) months next succeeding the date of death.  Any and all Options that are unexercised during the twelve (12) months next succeeding the date of death will terminate as of the end of such twelve (12) month period.

(2)           Total and Permanent Disability.  Upon termination as a result of the Total and Permanent Disability (as defined in the Plan) of any Participant, all of the Participant’s Options then held will be exercisable for a period of twelve (12) months after termination. Any and all Options that are unexercised during the twelve (12) months succeeding the date of termination will terminate as of the end of such twelve (12) month period.

(3)           Retirement.  Upon Retirement (as defined in the Plan) of a Participant, the Participant’s Options then held will be exercisable for a period of twelve (12) months after Retirement.  The number of shares with respect to which the Options will be exercisable will equal the total number of shares which were exercisable under the Participant’s Option on the date of his or her Retirement. Any and all Options that are unexercised during the twelve (12) months succeeding the date of termination will terminate as of the end of such twelve (12) month period.

(4)           Other Reasons.  Upon the date of termination of a Participant's employment for any reason other that those stated above, (A) any Option that is unexercisable as of such termination date will remain unexercisable and will terminate as of such date, and (B) any Option that is exercisable as of such termination date will expire the earlier of (i) thirty (30) days following such date or (ii) the expiration date of the Option.

Under the current form of stock option agreement, the unvested portion of an Option terminates automatically upon any termination (voluntary or involuntary) of employment or service with the Company or its subsidiaries.

  Cancellation of Option

The Administrator may, at any time prior to exercise and subject to consent of the Participant, cancel any option previously granted and may or may not substitute in their place Options at a different price and different type under different terms or in different amounts.

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a participant has committed as act of misconduct as described below, the Authorized Officer may suspend the Participant's rights to exercise any Option pending a determination of whether an act of misconduct has been committed.

Except as otherwise provided by the Administrator, if the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company, breach of fiduciary duty or deliberate violation of the Company rules resulting in loss, damage or injury to the Company, or if a Participant makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate any such agency relationship, neither the Participant nor his or her estate nor transferee will be entitled to exercise any Option whatsoever. In making such determination, the Administrator or an Authorized Officer will act fairly and will give the Participant an opportunity to appeal and present evidence on his or her behalf at a hearing before the Administrator or the Board of Directors. For any Participant who is an "executive officer" for purposes of Section 16 of the Securities and Exchange Act of 1934, the determination of the Authorized Officer will be subject to the approval of the Administrator.

Other Conditions; Registration

The Administrator may provide that the shares of Common Stock issued upon exercise of an Option will be subject to further conditions or agreements as the Administrator in his discretion may specify prior to the exercise of such Option, including without limitation, conditions on vesting and transferability, forfeiture or repurchase provisions and method of payment for the shares issued upon exercise (including the actual or constructive surrender of Common Stock already owned by the Participant).  Options may also be subject to other provisions, not inconsistent with the Plan, as the Administrator deems appropriate.

In the event that the Board of Directors or the Administrator determines that registration of the common stock under the Plan is necessary under applicable laws or governmental regulations as a condition to the issuance of the shares under an Option, and if the registration is not in place, an Option may not be exercised in whole or part unless the registration is in place or any other required consent or approval of a governmental regulator has been unconditionally obtained.

  Withholding

To the extent required by applicable federal, state and local or foreign law, a Participant must make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of an exercise of an Option.  The Company will not be required to issue shares or to recognize the disposition of such shares until such obligations are satisfied. The Administrator may permit these obligations to be satisfied by having the Company withhold a potion of the shares of stock that otherwise would be issued to him or her upon exercise of the Option, or to the extent permitted, by tendering shares previously acquired, provided that such will not result in an accounting charge to the Company.

  Federal Tax Consequences

This Prospectus does not make representations concerning specific individual tax consequences because the tax result of an option exercise and subsequent stock sale will vary depending upon each optionee’s particular facts.  Optionees are urged to consult with their personal tax advisors concerning federal, state and local income tax consequences of exercises of options under the Plan.

Incentive Stock Options

Incentive stock options granted under the Plan are treated differently from non-qualified options for income tax purposes.  A general discussion of the federal income tax treatment of incentive stock options is presented first in this section.

In most cases a Participant will realize no taxable income and the Company will not be entitled to a compensation deduction at either the date of the grant or the date of exercise of an incentive stock option.  The excess of the underlying Common Stock’s fair market value on the date of exercise less the exercise price, however, constitutes an item of adjustment to the employee and may be taxed under the alternative minimum tax provisions of the Code.

For an incentive stock option, the Code imposes a statutory holding period which is the later of (i) one year after the stock was transferred to the employee upon exercise, or (ii) two years after the date of grant (“Statutory Holding Period”).  If a Participant sells or otherwise disposes of the Common Stock following expiration of the Statutory Holding Period, a Participant will realize the difference between disposition proceeds and the Common Stock’s exercise price as long-term capital gain or loss in the year of disposition.

If a Participant sells or otherwise disposes of stock acquired upon exercise of an incentive stock option prior to meeting the statutory holding period requirements, all or a portion of any gain will be treated as ordinary income to the employee and the Company will be entitled to deduct an equal amount as a compensation expense.  The amount of ordinary income realized upon sale (other than to certain related parties or a “wash” sale) is the lesser of (i) the difference between the underlying Common Stock’s fair market value on the date of exercise and the stock’s exercise price, or (ii) the gain on the sale (the amount realized less the exercise price).  If the disposition is not a sale, or if it is a sale to certain related parties or a “wash” sale, the amount of ordinary income realized will be the difference between the underlying Common Stock’s fair market value on the date of exercise and the exercise price.

Otherwise, a Participant’s disposition of shares acquired upon the exercise of an incentive stock option, including a disposition after the expiration of the Statutory Holding Period, will result in a short-term or long-term capital gain or loss measured by the difference between the disposition price and the optionee’s tax basis in the stock.  The tax basis is generally the exercise price plus the amount previously recognized as ordinary income.

Nonqualified Stock Options

Nonqualified stock options are treated differently for income tax purposes.  A general discussion of the federal income tax treatment for nonqualified stock options  follows.

There will be no federal income tax consequences to the Participant or the Company when a nonqualified option is granted, provided the option does not have a readily ascertainable fair market value.  The Company believes that the options granted under the present Plan will not have a readily ascertainable fair market value at the date of grant.

Upon the exercise of a nonqualified option, the Participant will realize ordinary income equal to the underlying acquired Common Stock’s fair market value on the date of exercise less the exercise price.  The Company will be entitled to a deduction equal to the employee’s ordinary income.

A Participant will realize short or long-term capital gain or loss upon any subsequent sale or disposition of stock equal to the amount received less the underlying acquired Common Stock’s fair market value on the date of exercise.

  Termination of the Plan

The Plan will remain available for the grant of Options until December 31, 2014. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board of Directors may determine.  Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Options previously granted and then in effect.

  General

Nothing contained in the Plan or any Option granted under the Plan confers upon a Participant any right to continue in the employ or service of the Company.

  Restrictions on Resales of Securities

The Securities Act of 1933, as amended (the “Securities Act”) restricts transfers of Common Stock acquired under the Plan by “affiliates” of the Company.  As defined under the Securities Act, an “affiliate” is any person who directly or indirectly controls, or is controlled by, or is under common control with, the Company.  A person who is an “affiliate” of the Company within the above definition in general will not be able to resell publicly such shares of Common Stock except pursuant to an effective registration statement filed with the Commission or pursuant to the provisions of Rule 144 (other than the holding period provision of the Rule) of the Securities Act.  “Affiliates” of the Company will not be able to rely upon the registration statement for the Plan for reoffers or resales of Common Stock acquired under the Plan.  Information regarding Rule 144 is available from the Company.  The Company may require certificates representing Common Stock acquired upon exercise of an option under the Plan to contain legends and transfer restrictions as the Company deems reasonably necessary or desirable, including, without limitation, legends restricting transfer of the Common Stock until there has been compliance with federal and state securities laws.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company incorporates by reference the following documents filed with the Commission:

(1)           The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); and

(2)           The Company’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our articles of incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

  Common Shares

The Company is authorized to issue up to 100,000,000 shares of Common Stock, par value $.001. Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders.  The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the board of directors, out of funds legally available.  In the event of the Company’s liquidation, dissolution or winding-up the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.  The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock.

  Preferred Shares

The Company is authorized to issue up to 10,000,000 shares of preferred stock, par value $.001.  As of November 20, 2007, there were no shares of preferred stock issued and outstanding.  The shares of preferred stock may be issued in series and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors.  The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.  Issuances of preferred stock could dilute the voting power of common stockholders, adversely affect the voting power of common stockholders, adversely affect the likelihood that common stockholders will receive dividend payments on liquidation, and have the effect of delaying or preventing a change in shareholder and management control.

The Company’s articles of incorporation and the Nevada General Corporation Law include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our sole director rather than pursue non-negotiated takeover attempts.  The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging these proposals because, among other things, negotiation of the proposals might result in an improvement of their terms. Our articles of incorporation authorize the issuance of preferred stock.  The Company’s sole director can set and determine the voting, redemption, conversion and other rights relating to any series of preferred stock.  In some circumstances, the Company could issue preferred stock to prevent a merger, tender offer or other takeover attempt, which our board of directors opposes.

  Transfer Agent

Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah 84111, is the transfer agent and registrar for the Company’s securities.

EXPERTS

The audited consolidated financial statements of Zynex Medical Holdings, Inc. incorporated herein by reference, have been so incorporated in reliance upon the report of GHP Horwath P.C., independent registered public accounting firm, given upon the firm's authority as an expert in auditing and accounting.